                                                                   EXHIBIT 10.13


                              SETTLEMENT AGREEMENT
                     GENERAL RELEASE AND COVENANT NOT TO SUE


         This Settlement Agreement, General Release and Covenant Not to Sue ("Agreement") is made and entered into as of the 10th day of July, 2002, by and between ALAN P. SHOR ("Employee") and ZALE CORPORATION AND ZALE DELAWARE, INC. (collectively "Zale"), hereinafter collectively referred to as the "parties."


                                    RECITALS

         WHEREAS, Employee has been employed by Zale as President and COO;

         WHEREAS, Employee and Zale executed an Employment Agreement on August 1, 2001, which covered the terms and conditions of Employee's employment with Zale ("Employment Agreement");

         WHEREAS, Employee voluntarily resigned his employment with Zale as President and COO effective July 31, 2002 (the "Termination Date"); and

         WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Zale, including, but not limited to, the Employment Agreement, and Employee's resignation of his employment with Zale;

         NOW, THEREFORE, in consideration of the Recitals and the mutual promises, covenants and agreements set forth herein, the parties covenant and agree as follows:

         1. Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators IRREVOCABLY AND UNCONDITIONALLY RELEASE, ACQUIT, AND FOREVER DISCHARGE Zale, its current and former parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter collectively referred to as the "Releasees") from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, cause of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys' fees and expenses) whatsoever, other than any arising under this Agreement, under any municipal, local, state, or federal law, common or statutory -- including, but in no way limited to, claims arising under the Employment Agreement between the parties, the AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, 29 U.S.C. Section 621, et. seq.; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, 42 U.S.C. Section 2000e et. seq., as amended.; and, the TEXAS COMMISSION ON HUMAN RIGHTS ACT, Tex. Labor


SETTLEMENT AGREEMENT, GENERAL RELEASE AND COVENANT NOT TO SUE - Page 1

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Code Section 21.001, et.seq. -- for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment of Employee by Zale, or the resignation therefrom, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement.

         2. Zale, for itself and on behalf of its current and former parent, subsidiary, affiliated and related corporations, firms, associations, partnerships, and entities, their successors and assigns, and the current and former owners, shareholders, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators hereby IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS, AND FOREVER DISCHARGES Employee, from any and all claims, complaints, grievances, liabilities, obligations, promises, agreements, damages, causes of action, rights, debts, demands, controversies, costs, losses, and expenses (including attorneys' fees and expenses) whatsoever other than any arising under this Agreement, under any municipal, local, state, or federal law, common or statutory -- including, but in no way limited to, claims arising under the Employment Agreement between the parties -- for any actions or omissions whatsoever, whether known or unknown and whether connected with the employment of Employee by Zale, or the resignation therefrom, or not, which existed or may have existed prior to, or contemporaneously with, the execution of this Agreement.

         3. Employee, for himself and on behalf of his attorneys, heirs, assigns, successors, executors, and administrators, COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST any of the Releasees, based upon any of the claims released in paragraph 1 of this Agreement.

         4. Zale, for itself and on behalf of all Releasees, COVENANTS NOT TO SUE, OR OTHERWISE CONSENT TO PARTICIPATE IN ANY ACTION AGAINST Employee, based upon any of the claims released in paragraph 2 of this Agreement.

         5. The parties agree that they will keep the terms, amount, reasons for and existence of this Agreement STRICTLY AND COMPLETELY CONFIDENTIAL, and they will not communicate or otherwise disclose to any employee of Zale (past, present, or future), or to a member of the general public, the terms, amount, reasons for and existence of this Agreement, except as may be required by law or compulsory process. If asked about any of such matters, Employee's and Zale's response shall be that they do not care to discuss any of such matters.

         6. Employee waives and releases forever any right or rights he might have to employment, reemployment, or reinstatement with Zale or any of the other Releasees.

         7. Employee agrees that in addition to resigning as President and COO of Zale, he shall also resign, effective July 31, 2002 from any other positions he holds as a director or officer with any of the Releasees, including, but not limited to, his membership on the Board of Directors of Zale Corporation and Zale Delaware, Inc. Employee agrees that execution of this Agreement constitutes his written resignations. Employee and Zale agree that the last day of Employee's employment as a salaried employee of Zale will be July 31, 2002.


SETTLEMENT AGREEMENT, GENERAL RELEASE AND COVENANT NOT TO SUE - Page 2

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         8. Employee and Zale specifically agree that following the execution of this Agreement, neither party shall be bound by any of the terms of the Employment Agreement.

         9. Following the expiration of seven (7) days from Employee's execution of this Agreement, the parties agree as follows:

         (a) Zale agrees to pay Employee (or Employee's estate in the event of Employee's death) his Annual Base Salary of $425,000 ("Salary") for a period of thirty-six (36) months ("Severance Period") which is the equivalent of One Million Two Hundred Seventy-Five Thousand Dollars ($1,275,000) ("Severance Payments"), less agreed deductions and less deductions required by law, in consideration for the promises, covenants, agreements, and releases set forth herein. The Severance Payments described in this paragraph shall be paid to Employee at Zale's regular pay periods during the Severance Period by continuing the direct deposit in effect at present.

         (b) Zale agrees to pay Employee (or Employee's estate in the event of Employee's death) his accrued, unused fiscal year 2002 vacation by the next regular payday following Employee's resignation.

         (c) Zale agrees that certain unvested options and restricted stock which have been granted to Employee under the Zale Corporation Omnibus Stock Incentive Plan (the "Plan"), as fully and completely set forth on Exhibit A hereto, shall vest on July 31, 2002. In all other respects, the options and restricted stock listed on Exhibit A shall be governed by the terms of the Plan and the grant agreements. Zale and Employee agree that, except for the options and restricted stock listed on Exhibit A, Employee shall have no right, interest or title to any other stock option or restricted stock grant under the Plan; except that nothing in this Agreement affects Employee's rights to previously vested stock options.

         (d) Zale agrees that benefits Employee has accrued under the Zale Delaware, Inc. Supplemental Employee Retirement Plan shall fully and completely vest upon execution of this Agreement and Zale shall pay Employee a lump sum payment equal to the present value of such vested value within ten (10) business days after the amount due under this paragraph 9(d) is actuarially determined.

         (e) Zale agrees to provide Employee and his family medical benefits for which he was entitled at the time of his resignation for a period of thirty-six
(36) months, in accordance with the requirements of COBRA, at Zale's expense. Zale will also continue employee's term life, split-life, and disability insurance (separate policy to be purchased by Zale) on the same basis as it exists as of the date of this agreement for a period of thirty-six (36) months. During the Severance Period, Zale will provide Employee with the following benefits:

         (i)      Annual financial planning (capped at $7,500.00 per year);
         (ii)     Annual MERP payments (capped at $4,050.00 per year);
         (iii)    Executive Automobile Program benefits;
         (iv) Annual Executive Physical Program at UTSW Medical Center (capped at $400.00 per year)



SETTLEMENT AGREEMENT, GENERAL RELEASE AND COVENANT NOT TO SUE - Page 3
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         In the event that Employee becomes eligible to receive comparable medical, disability and life insurance benefits from another employer during the thirty-six (36) month period, he shall promptly notify Zale in writing, and Zale's obligation to provide medical, disability and life insurance benefits under this agreement shall cease. When Zale's obligations to provide benefits under this agreement cease, Employee may convert any of the insurance policies that provide for conversion to an individual pursuant to the terms of such policy, provided that such conversion is at Employee's full expense and that Zale incurs no cost for the conversion. The benefits set forth in Section 9(e)(i), (ii), (iii) and (iv) shall continue for the earlier of thirty-six (36) months or the date upon which Employee becomes eligible for comparable benefits at a new employer.

         (f) Employee agrees to return to Zale or its attorneys his employee identification badges and keys by July 31, 2002. Employee has in his possession a desktop computer, a printer, and a laptop computer owned by Zale (the "Equipment"). By August 31, 2002, Employee will either purchase any or all of the Equipment he wishes to purchase at the lesser of its fair market value or its depreciated book value and/or return any or all of the Equipment to Zale.

         10. Zale shall issue a joint press release to announce Employee's resignation from Zale to be mutually agreed upon between Zale and Employee. Employee and Zale specifically agree not to issue any public statement concerning Employee's employment at Zale and Employee's resignation from such employment that is inconsistent with the joint press release. Employee further agrees that he shall not make any public statements or grant any interviews regarding Zale, its officers or directors, its financial condition or performance, and/or Zale's stock value or price while he is receiving the Severance Payments.

         11. Nothing in this Agreement is intended to release any rights Employee has regarding claims respecting matters for which the Employee is entitled to be indemnified under the Zale Certificate of Incorporation or By-Laws, respecting third party claims asserted or third party litigation pending or threatened against the Employee. Such indemnification rights cannot be revoked in the future.

         12. Employee acknowledges that he has had access to and become familiar with various trade secrets and proprietary and confidential information of Zale, its subsidiaries and affiliates, including, but not limited to, processes, computer programs, compilations of information, records, sales procedures, customer requirements, pricing techniques, customer lists, methods of doing business, identities and compensation levels of employees in key positions, and other confidential information (collectively, referred to as "Trade Secrets") which are owned by Zale, its subsidiaries and/or affiliates and regularly used in the operation of its business, and as to which Zale, its subsidiaries and/or affiliates take precautions to prevent dissemination to persons other than certain directors, officers and employees. Employee acknowledges and agrees that the Trade Secrets (1) are secret and not known in the industry; (2) give the Company or its subsidiaries and/or affiliates an advantage over competitors who do not know or use the Trade Secrets; (3) are of such value and nature as to make it reasonable and necessary to protect and preserve the confidentiality and secrecy of the Trade Secrets; and (4) are valuable and special and unique assets of Zale or its subsidiaries and/or affiliates, the disclosure of which could cause substantial injury and loss of profits and goodwill to Zale or its subsidiaries and/or affiliates. Employee may not use in any way or disclose any of the Trade Secrets, directly


SETTLEMENT AGREEMENT, GENERAL RELEASE AND COVENANT NOT TO SUE - Page 4
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or indirectly, at any time in the future, except as required in connection with a judicial or administrative proceeding, or if the information becomes public knowledge other than as a result of an unauthorized disclosure by the Employee. All files, records, documents, information, data, and similar items relating to the business of Zale, whether prepared by Employee or otherwise coming into his possession, will remain the exclusive property of Zale, and in any event must be promptly delivered to Zale upon execution of this Agreement. Employee agrees upon his receipt of any subpoena, process, or other request to produce or divulge, directly or indirectly, any Trade Secrets to any entity, agency, tribunal, or person, Employee shall timely notify and. promptly hand deliver a copy of the subpoena, process or other request to Zale.

         13. Employee acknowledges' and agrees that he shall not for three (3) years following his resignation from Zale on his own behalf or on behalf of any other person, partnership, association, corporation, or other entity, solicit or in any manner attempt to influence or induce any employee of Zale or its subsidiaries or affiliates (known by the Employee to be such) to leave the employment of Zale or its subsidiaries or affiliates, nor shall he use or disclose to any person, partnership, association, corporation, or other entity any information obtained while an employee of Zale concerning the names, addresses, salaries, or performance evaluations of Zale's employees.

         14. Employee agrees to cooperate fully with Zale, specifically including any attorney retained by Zale, in connection with any pending or future litigation, business, or investigatory matter. The parties acknowledge and agree that such cooperation may include, but shall in no way be limited to, Employee's making himself available for interview by Zale, or any attorney retained by Zale, and providing to Zale any documents in his possession or under his control relating to the litigation, business, or investigatory matter. Zale agrees to provide Employee with reasonable notice of the need for assistance when feasible. Zale additionally agrees to schedule such assistance in such a manner as not to interfere with any alterative employment obtained by Employee when possible. If the request for assistance occurs after the cessation of payments contemplated by paragraph 9 above, Employee shall be reimbursed for the reasonable cost of his time. Employee will be reimbursed for his reasonable expenses.

         15. The parties hereto recognize that, by entering into this Agreement, the parties do not admit, and do specifically deny, any violation of any contract, local, state, or federal law, common or statutory. The parties further recognize that this Agreement has been entered into in release and compromise of any claims which might be asserted by the parties against one another in connection with the Employment Agreement, Employee's employment by Zale, or the resignation thereof, or any other matter or claim, and to avoid the expense and burden of any litigation related thereto.

         16. The parties acknowledge and agree that, in the event either party to this Agreement breaches any provision of this Agreement, the Party claiming breach will be entitled to such relief as is available to it at law or equity. The prevailing party in any litigation or of arbitration resulting from any such claim shall be entitled to recover attorney's fees and expenses of litigation or arbitration from the losing party.


SETTLEMENT AGREEMENT, GENERAL RELEASE AND COVENANT NOT TO SUE - Page 5
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         17. The parties agree that the exclusive remedy or method of resolving all disputes or questions arising out of or related to this Agreement shall be arbitration. Arbitration shall be held in Dallas, Texas, by three arbitrators, one to be appointed by Zale, a second to be appointed by Employee, and a third to be appointed by those two arbitrators. The third arbitrator shall act as chairman. Any arbitration may be initiated by either party upon written notice ("Arbitration Notice") to the other party, specifying the subject of the requested arbitration and appointing that party's arbitrator.

         (a) If (i) the non-initiating party fails to appoint an arbitrator by written notice to the initiating party within ten days after the Arbitration Notice, or (ii) the two arbitrators appointed by the Parties fail to appoint a third arbitrator within ten days after the date of the appointment of the second arbitrator, the American Arbitration Association, upon application of the initiating party, shall appoint an arbitrator to fill that position

         (b) The arbitration proceeding shall be conducted in accordance with the rules of the American Arbitration Association. A determination or award made or approved by at least two of the arbitrators shall be the valid and binding action of the arbitrators. The costs of arbitration (exclusive of the expense in obtaining and presenting evidence and attending the arbitration and of the fees and expenses of legal counsel to a party, all of which shall be borne by that party) shall be borne by Zale only if Employee receives substantially the relief sought by him in the arbitration, whether by settlement, award, or judgment; otherwise, the costs shall be borne equally between the Parties. The arbitration determination or award shall be final and conclusive or the parties, and judgment upon such award may be entered and enforced in any court of competent jurisdiction.

         18. One or more waivers of a breach of any covenant, term, or provision of this Agreement by any party shall not be construed as a waiver of a subsequent breach of the same covenant, term, or provision, nor shall it be considered a waiver of any other then existing or subsequent breach of a different covenant, term, or provision.

         19. If any provision or term of this Agreement is held to be illegal, invalid, or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid, or unenforceable provision or term there shall be added automatically as a part of this Agreement another provision or term as similar to the illegal, invalid, or unenforceable provision, as may be possible and that is legal, valid, and enforceable.

         20. Employee may revoke this Agreement by notice to Zale, in writing, within seven (7) days of the date of its execution by Employee (the "Revocation Period"). Employee agrees that he will not receive the benefits provided by this Agreement if he revokes this Agreement.

Employee also acknowledges and agrees that if Zale has not received from him written notice of his revocation of this Agreement prior to the expiration of the Revocation Period, Employee will


SETTLEMENT AGREEMENT, GENERAL RELEASE AND COVENANT NOT TO SUE - Page 6
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have forever waived his right to revoke this Agreement and this Agreement shall thereafter be enforceable and have full force and effect.

         21. This Agreement constitutes the entire Agreement of the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written. All prior and contemporaneous negotiations and agreements are deemed incorporated and merged into this. Agreement and are deemed to have been abandoned if not so incorporated. No representations oral or written, are being relied upon by either party in executing this Agreement other than the express representations of this Agreement. This Agreement cannot be changed or terminate without the express written consent of the parties.

         22. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, except where preempted by federal law.

         23. By executing this Agreement, Employee acknowledges that (a) this Agreement has been reviewed with him by a representative of Zale; (b) he has had at least twenty-one (21 days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (c) he has been advised by Zale to consult with an attorney regarding the terms of this Agreement; (d) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (e) any and all questions regarding the terms of this Agreement, have been asked and answered to his complete satisfaction; (f) he has read this Agreement and fully understand its terms and their import; (g) except as provided by this Agreement, he has no contractual right or claim to the benefits described herein; (h) the consideration provided for herein is good and valuable; and (i) he IS ENTERING INTO THIS AGREEMENT VOLUNTARILY, OF HIS OWN FREE WILL, AND WITHOUT ANY COERCION, UNDUE INFLUENCE, THREAT, OR INTIMIDATION OF ANY KIND OR TYPE WHATSOEVER.

         EXECUTED in Dallas, Texas this 10th day of July, 2002.




                                               /s/ Alan P. Shor
                                               ---------------------------------
                                               ALAN P. SHOR



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EXECUTED in Dallas, Texas this 10th day of July, 2002.


                                                  ZALE CORPORATION AND
                                                  ZALE DELAWARE, INC.


                                         By       /s/ Robert J. DiNicola
                                                  ------------------------------

                                         Its:     Chairman and CEO
                                                  ------------------------------



SETTLEMENT AGREEMENT, GENERAL RELEASE AND COVENANT NOT TO SUE - Page 8
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                                   EXHIBIT A



      GRANT DATE            GRANT TYPE          NO. VESTING       OPTION PRICE
       02/25/99             Restricted              2,597              $0.00
       07/15/99              Incentive              2,339             $43.50
       07/15/99            Non-qualified           10,161             $43.50
       07/12/00              Incentive              2,323             $43.03
       07/12/00            Non-qualified           47,677             $43.03
       07/12/01              Incentive              3,150             $31.75
       07/12/01            Non-qualified           19,350             $31.75


SETTLEMENT AGREEMENT, GENERAL RELEASE AND COVENANT NOT TO SUE - Page 9